Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: Lisa Palmer (904) 598-7636

Regency Centers Reports Second Quarter Results

JACKSONVILLE, Fla., (Aug 02, 2006) — Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2006.

Funds From Operations (FFO) for the second quarter was $64.6 million, or $0.93 per diluted share, compared to $66.1 million and $1.01 per diluted share for the same period last year. For the six months ended June 30, 2006, FFO was $123.4 million or $1.78 per diluted share, compared to $123.3 million or $1.90 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $32.1 million, or $0.47 per diluted share, compared to $40.2 million and $0.63 per diluted share for the same period last year. Net income for the six months ended June 30, 2006 was $98.0 million or $1.43 per diluted share, compared to $74.9 million and $1.18 per diluted share for the first half of 2005, a per share increase of 21.2%.

Portfolio Results

At June 30, 2006, Regency’s total assets before depreciation were $4.1 billion. The Company owned and operated 390 shopping centers and single tenant properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 51 million square feet.

For the six months ended June 30, 2006, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•  Same store net operating income (NOI) growth: 3.4%

•  Same store rental rate growth on a cash basis: 13.1%

•  Percent leased (operating properties only): 95.3%

•  Leasing transactions: 880 new and renewal lease transactions for a total of 3.5 million square feet

Capital Recycling and Joint Ventures

During the second quarter Regency sold one completed development for a gross sales price of $9.2 million at a cap rate of 6.10% and two joint venture operating properties at a combined gross sales price of $7.7 million. Regency also sold six outparcels for total proceeds of $23.6 million during the quarter.

Subsequent to quarter end, the Regency-Macquarie CountryWide partnership acquired Merchants Crossing, a 214,000 square foot Publix-anchored center in Florida, using 1031 proceeds, at a purchase price of $25.8 million and a 7.14% cap rate.

Development

As of June 30, 2006, the Company had 41 projects under development for an estimated total net investment at completion of $767 million. The expected return on these in-process developments is 9.4%. The in-process developments are 48% funded and 77% leased and committed, including tenant-owned GLA.

Dividend

On August 1, 2006, the Board of Directors declared a quarterly cash dividend of $0.595 per share, payable on August 30, 2006 to shareholders of record on August 16, 2006. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on October 2, 2006 to shareholders of record on September 1, 2006; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on October 2, 2006 to shareholders of record on September 1, 2006; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on October 2, 2006 to shareholders of record on September 1, 2006.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 3, 2006 at 10:00 a.m. EDT on the Company’s web site http://www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2006 supplemental information package that may help investors estimate earnings for 2006. A copy of the Company’s second quarter 2006 supplemental information will be available on the Company’s web site at http://www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2006. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended June 30, 2006 and 2005	Three Months Ended		Year to Date
	2006	2005	2006	2005
Funds From Operations:

Net income for common stockholders	$32,127,869	40,217,153	$97,983,515	74,902,915
Add (Less):
Depreciation expense - consolidated properties	18,347,412	17,885,045	36,300,629	35,830,997
Depreciation and amortization expense - uncons properties	10,782,008	6,888,471	22,088,211	9,449,993
Consolidated JV partners’ share of depreciation	(107,412)	(47,873)	(165,072)	(96,134)
Amortization of leasing commissions and intangibles	2,850,257	3,367,552	5,523,786	6,172,290
Loss/(Gain) on sale of operating properties including JV’s	144,217	(3,190,786)	(39,969,513)	(4,726,312)
Minority interest of exchangeable partnership units	491,753	932,085	1,671,807	1,794,726

Funds From Operations	$64,636,104	66,051,647	$123,433,363	123,328,475

Dividends assumed on treasury method shares	(303,150)	(325,422)	(598,527)	(673,372)

Funds From Operations for calculating Diluted FFO per Share	$64,332,954	65,726,225	$122,834,836	122,655,103

Weighted Average Shares For Diluted FFO per Share	69,318,282	64,918,410	69,175,297	64,458,400

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE:REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At June 30, 2006, the Company owned 390 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 51 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 152 shopping centers, including those currently in-process, representing an investment at completion of approximately $2 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.